Exhibit 10.9

AMENDMENT NO. 4

TO
EMPLOYMENT AGREEMENT

This Amendment No. 4 (“Amendment”) to the Amended and Restated Employment Agreement dated April 29, 2022, as amended on May 17, 2023, December 7, 2023, and September 19, 2024 (the “Agreement”), is made and entered into as of February 3, 2025, by and between La Rosa Holdings Corp., a Nevada corporation (the “Company”), and Joseph La Rosa, an individual (“Executive”). Each of the Company and Executive is herein referred to as “Party” and collectively, as the “Parties.”

RECITALS

WHEREAS, the Company and the Executive desire to amend the Agreement to revise certain terms, conditions and obligations of the Parties with respect to the Executive’s employment as the Chief Executive Officer and President of the Company.

NOW, THEREFORE, for and in consideration of the promises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree to amend the Agreement as follows:

1. Section 4.3 of the Agreement is hereby deleted in its entirety, and in its place the following is inserted:

“4.3 Equity Awards.

(a) Annual Equity Awards. With respect to each calendar year of the Company ending during the Employment Term, the Executive shall be eligible to receive an annual long-term incentive award of stock options or restricted stock units (the “RSUs”) to purchase at least 1% of outstanding shares of common stock of the Company each calendar year vesting in equal installments over twelve (12) months, commencing on the date of grant. Such stock options or RSUs shall be granted to the Executive under an equity incentive plan of the Company that is in force on the date of the grant and has a sufficient number of shares of common stock authorized for issuance thereunder (the “Plan”). All terms and conditions applicable to each such award shall be determined by the Compensation Committee of the Company.

(b) Milestone Equity Awards. Executive shall receive certain equity awards based on achieving the following milestones and pursuant to the Plan. Each award (except the award described in subsection (vii) below) will be granted as stock options or RSUs to purchase a number of shares of common stock of the Company indicated below pursuant to the terms of the Plan and with a cashless exercise provision:

(i) 900,000 shares, as of December 7, 2023 and vesting 100% on the date of grant;

(ii) 200,000 shares upon the closing of each acquisition after December 7, 2023;

(iii) 500,000 shares upon the Company achieving a first time total market valuation of $100 Million;

(iv) 500,000 shares upon the Company achieving a first time total market valuation of $250 Million;

(v) 200,000 shares upon the Company achieving a positive EBITDA for the first time in any full calendar year; and

(vi) 500,000 shares upon the Company achieving a positive EBITDA of $10 Million for the first time in any calendar year.

(vii) For every $1,000,000 raised by the Company through financing, the Executive shall be granted an equity award equal to 2% of the outstanding shares of common stock of the Company. Such award shall be issued under the Plan and upon consummation of such financing. Upon request of the Executive such award may be issued in the form of RSUs or stock options.”

2. Except as set forth above, all of the terms, conditions and provisions of the Agreement shall be and remain in full force and effect. Capitalized terms used but not defined herein shall have the meanings given to them in the Agreement. This Amendment shall be effective on the date set forth above.

3. This Amendment may be executed in counterpart, which taken together shall constitute on fully executed Amendment.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed on the date first written above.

LA ROSA HOLDINGS CORP.

Signature

Deana La Rosa
Print Name

Chief Operating Officer
Title

Joseph La Rosa